Exhibit 23.3 CONSENT OF INDEPENDENT AUDITORS We consent to the incorporation by reference in the following Registration Statements: (1) Registration Statement (Form S-3 No. 333-198158) of Hannon Armstrong Sustainable Infrastructure Capital, Inc., (2) Registration Statement (Form S-8 No. 333-230548) pertaining to the 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan, and (3) Registration Statement (Form S-3 ASR No. 333-230546) of Hannon Armstrong Sustainable Infrastructure Capital, Inc. of our report dated March 4, 2021, relating to the consolidated financial statements of Buckeye Wind Energy Class B Holdings LLC and Subsidiaries as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, appearing in this Annual Report on Form 10-K/A of Hannon Armstrong Sustainable Infrastructure Capital, Inc. for the year ended December 31, 2020. /s/ Deloitte & Touche LLP Chicago, Illinois March 25, 2021